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                                   FORM 8-K
                                CURRENT REPORT

    PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 5, 1999 (June 29, 1999)

                       ADVANCED GAMING TECHNOLOGY, INC.
              (Exact Name of Registrant as Specified in Charter)

                       P O BOX 46855 Las Vegas, NV 89114
                   (Address of Principal Executive Offices)


          Wyoming                       000-21991             98-0152226
(State of Other Jurisdiction           (Commission          (IRS Employer
     of Incorporation)                 File Number)       Identification No.)

              Registrant's telephone number, including area code:
                                 702-227-6668

         (Former Name or Former Address, if Changed Since Last Report) 2482-650 West Georgia Street, P O Box 11610 Vancouver, BC Canada V6B 4N9
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Item 5. Other Events


Advanced Gaming Technology, Inc. announced that the Company's plan of reorganization was confirmed on June 29, 1999 by the U. S. Bankruptcy Court in the District of Las Vegas. The Company anticipates that the effective date of the plan will be July 29, 1999. The Company had filed for reorganization under Chapter 11 of the U S Bankruptcy Code on August 26, 1998.

The plan authorizes the Company to issue 25 million shares of new common stock. Approximately 18 million of the new shares will be issued on the effective date. A "disputed claims reserve" of approximately 7 million shares will be established to allow for disputed claims that might subsequently be approved by Final order of the Court.

Unsecured creditors holding allowed claims will be issued 1.88 shares of new common stock for each $1 of allowed claim. Based on current estimates the Company expects shareholders of record on July 29, 1999 to receive 1 share of new common stock in exchange for each 66 shares currently owned. Approximately 115 million shares of the Company's common stock are outstanding at this time. The new common stock will continue to trade under the symbol "AGTI" on the OTC Bulletin Board.
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                                  SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Advanced Gaming Technology
                                              (Registrant)


Dated: July 6, 1999                    By:  /s/ Daniel H. Scott
                                          -----------------------
                                       Name:  Daniel H. Scott
                                       Title: President

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